Exhibit 99.1
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     SUPERCONDUCTOR TECHNOLOGIES INC. COMPLETES 1-FOR-10 REVERSE STOCK SPLIT

               - SPLIT ADJUSTED TRADING TO BEGIN MARCH 13, 2006 -

    SANTA BARBARA, Calif., March 13 /PRNewswire-FirstCall/ -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI"), a leading provider of high performance infrastructure products for wireless voice and data applications, today announced that it has effected a one-for-ten (1:10) reverse split of its common stock. The reverse stock split, which was authorized by its Board of Directors and announced March 2, 2006, was approved by STI's stockholders last May at the 2005 Annual Meeting. Upon today's market open, STI's common stock will begin trading on a split-adjusted basis under the trading symbol "SCOND" for a period of 20 trading days. Commencing April 10, 2006, STI expects the "D" designation will be removed, and its common stock will resume trading under the symbol "SCON."

    STI has implemented the reverse stock split in order to meet the Nasdaq Capital Market's maintenance standard that requires STI to maintain at least a $1.00 per share minimum bid price. STI anticipates that following the reverse stock split, its common stock will trade at a price higher than the $1.00 per share minimum bid price. However, there can be no assurance that, after the consummation of the reverse stock split, the common stock will trade at ten (10) times the market price prior to the reverse stock split or above the $1.00 per share minimum bid price.

    In the reverse split, each ten shares of issued and outstanding common stock will be converted automatically into one share of common stock. No fractional shares will be issued in connection with the reverse stock split, and stockholders who would be entitled to fractional shares will receive cash in lieu of fractional shares. The number of shares of STI common stock issued and outstanding will be reduced from approximately 124.8 million as of February 28, 2006 to approximately 12.5 million shares outstanding post split. The reverse split will also have a proportionate affect on all stock options and warrants outstanding as of March 10, 2006.

    Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares. Stockholders of record as of March 10, 2006 who hold share certificates will receive instructions from STI's transfer agent, Registrar and Transfer Company, explaining the process for obtaining new post-split stock certificates. Registrar and Transfer Company will act as the exchange agent for purposes of implementing the exchange of stock certificates.

    About Superconductor Technologies Inc. (STI)
    Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI's SuperLink(TM) solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLink(TM) solution enhances the performance of wireless base stations by improving the receiver sensitivity and geographic coverage.

    SuperLink and AmpLink are trademarks of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

    Safe Harbor Statement
    The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: fluctuations in product demand from quarter to quarter which can be significant; STI's ability to diversify its concentrated customer base; the impact of competitive filter products technologies and pricing; unanticipated decreases in the capital spending of wireless network operators; and manufacturing capacity constraints and difficulties. Forward-looking statements can be affected by many other factors, including, those described in the Business and the MD&A sections of its 2005 Annual Report on Form 10-K. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

    Contact
    For further information please contact: Jeffrey A. Quiram, President and CEO of Superconductor Technologies Inc., +1-805-690-4729, jquiram@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

SOURCE  Superconductor Technologies Inc.
    -0-                             03/13/2006
    /CONTACT: Jeffrey A. Quiram, President and CEO of Superconductor Technologies Inc., +1-805-690-4729, jquiram@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc./
    /Web site:  http://www.suptech.com /